[The following document was circulated by Thomas E. Hales, Chairman and Chief Executive Officer, to employees of the Company and the Bank on July 27, 2007]

UNION STATE BANK
FROM THE DESK OF THOMAS E. HALES

TO:	All Employees

FROM:	Thomas E. Hales

DATE:	July 27, 2007

RE:	KeyBank

Today is an important day! We have signed an agreement with one of America’s finest institutions. To many of you it might be a surprise, but those of you who have observed what is happening to the banking industry can appreciate that an institution like ours needs to have a strong partner, in order to go into the future.

We have been chased by many, but we chose this institution for many good reasons. They are financially strong, they share our philosophy of lending, they are extremely community-oriented, they have their roots in community banking and they recognize the importance of cultivating the infrastructure in the community, so that it is a better place in which to live. They have been in the forefront of the electronic and technical aspects of banking, not just recently, but as far back as the “Bob Picarelli days”. They are a tremendous force in the United States. While some people may dispute me, the geography of their franchise is an asset and the discipline of their executive officers is comforting.

I am very proud to announce, at this time, that we will be merging with KeyBank. We hope the merger will be approved and finished by year-end. What does that mean to you? As a stockholder, you will be given $8.925 in cash and 0.455 shares of KeyCorp stock in exchange for each of your shares of U.S.B. Holding Co., Inc. stock.

As you know, the Board of Directors has approved a Severance Program, which is based on years of service. Certain severance protections will be available for one year following the closing of the merger, as outlined under the terms of the current Severance Program. No one should panic and everyone should understand that you have a wonderful opportunity, as an employee of KeyBank. It will take approximately five months to consummate this transaction. Therefore, for at least five months everything will be the same.

KeyBank	July 27, 2007

We have asked Human Resources to put together information and within the next 30 days we will have an employees’ meeting, along with KeyBank personnel, to discuss your benefits. I hope that you invested in the 401-K and I hope you all made a lot of money.

We tried to make Union State Bank a pleasant place in which to work, and in my opinion, we have done so. We expect it will continue to be a pleasant experience. As the Chairman and C.E.O. of this wonderful institution, I cannot thank you enough for making me look good for the past twenty-six years. Now, I ask that you make Henry Meyer, the Chairman of KeyBank, look good.

I know you probably have a lot of questions and I will take some questions now, but remember that I am always available to you. I think you should look at this as a favorable opportunity.